EXHIBIT 23.3

CONSENT OF SCOTT WILSON

The undersigned, Scott Wilson, hereby states as follows:

I, Scott Wilson, am an independent consulting geologist specializing in Mineral Reserve and Resource calculation reporting, mining project analysis and due diligence evaluations and acted as the Qualified Person, as defined in NI 43-101, for the Mineral Resource estimate and the Technical Report contained in this 10-Q (the “Approval Statement”) which is incorporated by reference into the Company’s Registration Statement on Form S-8 (333-198689).

I hereby consent to the Approval Statement and the reference to my name in the Form 10-Q as incorporated by reference into the Form S-8 (333-198689).

Date: April 2, 2019	By:	/s/ Scott Wilson

Name: Scott Wilson

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